Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	W. Michael Smith
Chief Operating Officer
(972) 301-2450
www.minorplanetusa.com

Minorplanet Systems USA’s Disclosure Statement Approved by Bankruptcy Court; Nasdaq Modifies Conditional Listing Exceptions

RICHARDSON, Texas, May 28, 2004 – Minorplanet Systems USA, Inc. (NASDAQ: MNPQC), a leading provider of telematics-based management solutions for commercial fleets, today announced that the company’s Second Amended Disclosure Statement (“Disclosure Statement”) was approved by the United States Bankruptcy Court for the Northern District of Texas (Dallas Division) for use to solicit the vote of creditors and equity interest holders on the Second Amended Joint Plan of Reorganization (“Plan”). The Bankruptcy Court also set the record date for purposes of voting on the company’s Plan as May 21, 2004, approved the solicitation/voting procedures for the Plan, and set hearing on confirmation of the Plan for 1:30 p.m., June 28, 2004.

     On May 25, 2004, the company commenced mailing the Disclosure Statement, Plan and Ballots to creditors and equity interest holders to solicit their vote on the company’s Plan. All ballots must be returned to the Minorplanet Plan Balloting Agent, Neligan, Tarpley, Andrews & Foley LLP, 1700 Pacific Avenue, Suite 2600, Dallas, Texas, 75201, on or before 5:00 p.m., Central Time on June 24, 2004.

     The company believes that it has complied with one of the conditions of continued listing as previously required by the Nasdaq Listing Qualifications Panel, having submitted documentation to the Panel evidencing that the hearing before the Bankruptcy Court for the approval of the company’s Disclosure Statement was held on May 24, 2004.

     The company also received a written determination notice from the Nasdaq Listing Qualifications Panel on May 24, 2004, which amended the Panel’s May 6, 2004 determination letter, adding the following additional conditional listing exception to the listing of the company’s securities on the Nasdaq SmallCap Market:

•	On or before August 9, 2004, the company must evidence a market value of publicly held shares of at least $1,000,000 and, immediately thereafter, a market value of publicly held shares of at least $1,000,000 for a minimum of ten consecutive business days.

     The company currently believes that upon confirmation of its Plan, it will be able to regain compliance with this additional condition. If the company fails to maintain its listing on the Nasdaq Stock Market, the company’s securities will not be immediately eligible to trade on the OTC Bulletin Board, since the company is the subject of bankruptcy proceedings. Although the company’s securities would not be immediately eligible for quotation on the OTC Bulleting Board, the company’s securities may become eligible to trade on the OTC Bulletin Board if a market maker submits an application to register in and quote the company’s securities in accordance with SEC Rule 15c2-11, and such application is cleared.

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Minorplanet Systems USA’s Disclosure Statement Approved by Bankruptcy Court; Nasdaq Modifies Conditional Listing Exceptions — Page 2

About Minorplanet Systems USA, Inc.

     Minorplanet Systems USA, Inc. (minorplanetusa.com) markets, sells and supports Vehicle Management Information™ (VMI™), a state-of-the-art fleet management solution that contributes to higher customer revenues and improved operator efficiency. VMI combines the technologies of the global positioning system (GPS) and wireless vehicle telematics to monitor vehicles, minute by minute, in real time. Based in Richardson, Texas, the company also markets, sells and supports a customized, GPS-based fleet management solution for large fleets like SBC Communications, Inc., which has approximately 31,100 installed vehicles now in operation.

Legal notice to investors: Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements generally involve known and unknown risks, uncertainties and other facts, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: ability to maintain the company’s Nasdaq Stock Market listing; ability to obtain confirmation of a plan of reorganization by the Bankruptcy Court on or before June 30, 2004; ability to obtain approval of a Disclosure Statement by the Bankruptcy Court on or before May 28, 2004; ability to obtain a valuation of the company at a level which allows the company to fully satisfy creditors’ claims by issuance of equity securities; ability to obtain a valuation of the company at a level which allows for the issuance of equity securities to existing stockholders; ability to obtain approval of the Bankruptcy Court of the exit financing; ability to demonstrate compliance with the Nasdaq SmallCap Market continued listing requirements upon emergence from bankruptcy; ability to regain compliance with the Nasdaq SmallCap Market $1.00 minimum bid requirement within the 180-day grace period afforded by the Nasdaq Panel; ability to regain compliance with the $1 million minimum value of publicly held securities requirement by August 9, 2004 and demonstrate a market value of publicly held shares of at least $1,000,000 for a minimum of 10 consecutive business days following August 9, 2004; ability to successfully expand sales and marketing presence to additional metropolitan areas; ability to commercially introduce a GPRS-capable mobile unit; ability to obtain certification of GPRS-based products with wireless carriers; acceptance of new product offerings; ability to achieve sales projections; ability to achieve and maintain margins during periods of rapid expansion; availability of capital to fund expansion; market conditions; general economic and business conditions; business abilities and judgment of management and personnel; changes in business strategy and competition. For a listing of risks applicable to the future prospects of the company, please refer to the reports filed with the SEC, such as recent 10-K and 10-Q Reports.

“Minorplanet” is a federally registered trademark and service mark of Minorplanet Limited. “Vehicle Management Information,” “VMI,” “Minorplanet Systems USA” and the orb logotype are trademarks and service marks of Minorplanet Limited.

(MNPL321)